UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2015

GLYECO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30396	45-4030261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-408 Phoenix, Arizona		85044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On July 16, 2015, GlyEco, Inc., a Nevada corporation (the “Company”), entered into an Employment and Consulting Agreement (the “Agreement”) with the Company’s Chief Financial Officer, Alicia Williams Young.

Pursuant to the Agreement, Ms. Williams Young will serve full-time as the Company’s Chief Financial Officer through August 15, 2015, during which time she will be responsible for the preparation and filing of the Company’s Form 10-Q filing for the fiscal quarter ended June 30, 2015.  For the remainder of August, Ms. Williams Young will serve as a full-time consultant to the Company, and for the month of September, she will work 30 hours per week. As a consultant, she will provide guidance regarding the Company’s accounting and IT activities.  The Agreement terminates on September 30, 2015.

In consideration for her services, the Company will compensate Ms. Williams Young with monthly compensation of $10,000 per month through August 31, 2015, and $7,500 per month through September 30, 2015. During the month of September, any hours in excess of 30 hours per week will be billed at $250 per hour. Upon the successful completion of Ms. Williams Young’s engagement, she will be issued 30,000 shares of restricted stock valued as of the effective date of the agreement. Additionally, all of Ms. Williams Young’s vested stock options and warrants will remain exercisable for a term of one year following the termination of the agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number:	Description of Exhibit:
10.1	Employment and Consulting Agreement, dated July 16, 2015, between GlyEco, Inc. and Alicia Williams Young

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: July 22, 2015	By:	/s/ David Ide
David Ide Chief Executive Officer and President (Principal Executive Officer)